Exhibit 99.1

Finish Line Reports Third Quarter Fiscal Year 2013 Results
Board of Directors Authorizes 5 Million Share Increase To Current Repurchase Program

INDIANAPOLIS, January 4, 2013 – The Finish Line, Inc. (NASDAQ: FINL) today reported results for the 13-week and 39-week periods ended December 1, 2012.

For the thirteen weeks ended December 1, 2012:

•	Consolidated net sales increased 5.2% to $296.6 million.
•	Finish Line comparable store sales increased 3.6%.
•	Digital sales, which are included in the comparable store sales results, were up 25.0%.
•	Earnings per diluted share were breakeven.

“The third quarter was clearly more challenging than we anticipated,” said Chairman and Chief Executive Officer Glenn Lyon. “Sales came in below plan due primarily to a shift within athletic footwear trends and a less than favorable consumer response to the new ecommerce site we launched in mid November. Our top-line performance forced us to get more promotional to improve the composition of our inventory ahead of the important Holiday season. At the same time, we did not adjust our cost structure quickly enough in response to slowing sales trends.”

 “Following our recent challenges,” Lyon continued, “we have taken immediate actions to improve near-term results. This includes reverting back to our previous ecommerce site, implementing cost controls that allow us to better manage expenses, and elevating the assortment of key basketball products in our stores and online. Looking ahead, we remain committed to developing a premier omni-channel business. We’ll also continue to evaluate the speed of our transformation to ensure that we are best positioned to achieve both our near- and long-term goals.”

Balance Sheet

As of December 1, 2012, consolidated merchandise inventories increased 7.6% to $301.7 million compared to $280.4 million as of November 26, 2011. For Finish Line, merchandise inventories increased by 6.3%.

As of December 1, 2012, the company had no interest-bearing debt and $168.2 million in cash and cash equivalents, compared to $216.6 million a year ago.

Share Repurchase Program

The company repurchased 1.0 million shares of its outstanding common stock in the third quarter, totaling $21.2 million. Year-to-date, Finish Line repurchased 2.5 million shares totaling $53.6 million. As of December 1, 2012, the company had 1.3 million shares remaining on its current 5 million share authorization. On January 3, 2013, the company’s Board of Directors amended the current repurchase program to increase the authorization by 5 million shares. This amendment also extends the authorization to repurchase shares through December 31, 2017.

Outlook

For the fourth quarter ending March 2, 2013, the company expects earnings per share to be between $0.74 and $0.78, compared to $0.74 in the fourth quarter of fiscal 2012, which excludes the $0.07 impact from the 53rd week. This guidance assumes fourth quarter comparable store sales increase in the low single digit range.

For the fiscal year ending March 2, 2013, the company now expects earnings per share to be between $1.47 and $1.51. This compares to its previous guidance for an increase of 6 to 9% over the $1.53 in fiscal 2012, which excludes the $0.07 impact from the 53rd week.

Q3 Fiscal 2013 Conference Call Today, January 4, 2013 at 8:30 a.m.

The company will host a conference call for investors today, January 4, 2013, at 8:30 a.m. Eastern. To participate in the live conference call, dial 866-923-8645 (U.S. and Canada) or 660-422-4970 (International), conference ID #80443876. The live conference call will also be accessible online at www.finishline.com. A replay of the conference call can be accessed approximately two hours following the completion of the call by dialing 855-859-2056, conference ID #80443876. This recording will be made available through Friday, January 11, 2013. The replay will also be accessible online at www.finishline.com.

About Finish Line

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line has 650 stores in malls across the U.S. and employs more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at http://www.Finishline.com and mobile shopping is available at m.Finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA.

Finish Line also operates, through a venture with Gart Capital Partners, the Running Specialty Group, including 25 specialty running shops in seven states and the District of Columbia under The Running Company and Run On! banners. More information is available at www.run.com.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as, but not limited to, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “build”, “may,” “should,” “will,” “estimates,” “indication”, “potential,” “optimistic,” “confidence,” “momentum”, “continue,” “lead to”, “evolve,” “expand,” “growth” or words and phrases of similar meaning. Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macro-economic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

	The Finish Line, Inc.
	Consolidated Statements of Operations (Unaudited)
	(In thousands, except per share and store data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	December 1,	November 26,	December 1,	November 26,
	2012	2011	2012	2011

Net sales	$296,623	$282,011	$1,000,683	$912,999
Cost of sales (including occupancy costs)	206,833	191,002	671,684	602,393
Gross profit	89,790	91,009	328,999	310,606

Selling, general and administrative expenses	91,447	83,067	271,004	241,818
Store closing costs	1	368	421	965
Operating (loss) income	(1,658)	7,574	57,574	67,823

Interest income, net	38	109	167	390
(Loss) Income before income taxes	(1,620)	7,683	57,741	68,213

Income tax (benefit) expense	(811)	2,135	22,033	25,329
Net (loss) income	(809)	5,548	35,708	42,884
Net loss attributable to redeemable noncontrolling interest	702	-	1,436	-
Net (loss) income attributable to The Finish Line, Inc.	$(107)	$5,548	$37,144	$42,884

Diluted earnings per share attributable to The Finish Line, Inc. shareholders	$-	$0.11	$0.72	$0.80

Diluted weighted average shares	49,949	52,082	50,977	53,076

Dividends declared per share	$0.06	$0.05	$0.18	$0.15

Finish Line store activity for the period:
Beginning of period	638	647	637	664
Opened	14	4	27	4
Closed	(1)	(3)	(13)	(20)
End of period	651	648	651	648
Square feet at end of period			3,531,426	3,491,396
Average square feet per store			5,425	5,388

Running Company store activity for the period:
Beginning of period	19	-	19	-
Acquired	5	18	5	18
Opened	1	1	1	1
Closed	-	-	-	-
End of period	25	19	25	19
Square feet at end of period			78,120	57,302
Average square feet per store			3,125	3,016

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 1,	November 26,	December 1,	November 26,
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (including occupancy costs)	69.7	67.7	67.1	66.0
Gross profit	30.3	32.3	32.9	34.0

Selling, general and administrative expenses	30.8	29.5	27.1	26.5
Store closing costs	-	0.1	-	0.1
Operating (loss) income	(0.5)	2.7	5.8	7.4

Interest income, net	-	-	-	0.1
(Loss) income before income taxes	(0.5)	2.7	5.8	7.5

Income tax (benefit) expense	(0.3)	0.7	2.2	2.8

Net (loss) income	(0.2)	2.0	3.6	4.7
Net loss attributable to redeemable noncontrolling interest	0.2	-	0.1	-
Net (loss) income attributable to The Finish Line, Inc.	-%	2.0%	3.7%	4.7%

	Condensed Consolidated Balance Sheets

	December 1,	November 26,	March 3,
	2012	2011	2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$168,154	$216,570	$307,494
Merchandise inventories, net	301,654	280,409	220,405
Other current assets	30,904	21,366	24,849
Property and equipment, net	167,970	128,343	126,997
Other assets	41,103	37,737	31,751
Total assets	$709,785	$684,425	$711,496

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$145,609	$147,983	$138,683
Deferred credits from landlords	28,139	30,035	27,737
Other long-term liabilities	18,462	15,335	15,539
Redeemable noncontrolling interest	4,535	-	-
Shareholders' equity	513,040	491,072	529,537
Total liabilities and shareholders' equity	$709,785	$684,425	$711,496

Media Contact:	Investor Contact:
Dianna Boyce	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914

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